Exhibit 5

November 26, 2003

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

Ladies and Gentlemen:

We refer you to the Registration Statement on Form S-3 (the “Registration Statement”) filed today with the Securities and Exchange Commission under the Securities Act of 1993, by Middlesex Water Company (the “Company”) pertaining to the offer and sale by the Company of up to 700,000 shares of the Company’s Common Stock, no par value (the “Common Shares”).

We have acted as counsel to the Company in connection with the Registration Statement. In such capacity, we have examined the Registration Statement, copies of the Company’s Certificate of Incorporation and amendments thereto, certificates of officers of the Company and of public officials and such other corporate records and documents as we have deemed necessary in order to express the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of such original documents.

The opinion expressed below is based on the assumption that the Registration Statement will become effective.

Based upon the foregoing examination, it is our opinion that offer and sale of the Common Shares has been duly authorized by the Company, and upon the issuance of certificates evidencing the Common Shares and delivery thereof in exchange for payment therefore as described in the Registration Statement, then the Common Shares shall be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to our firm in prospectus included in such Registration Statement under the heading “Legal Matters”.

Very truly yours,

NORRIS, McLAUGHLIN & MARCUS
A Professional Corporation

/s/NORRIS, McLAUGHLIN & MARCUS